Employment Agreement

This document is an Employment Agreement (“Agreement”), is dated as of October 18, 2004, and is by and between Ferro Corporation (the “Company”), an Ohio corporation, and Mr. James F. Kirsch (“Mr. Kirsch”).

Recitals

A.	The Company desires to employ Mr. Kirsch as its President and Chief Operating Officer and Mr. Kirsch desires to accept employment as the Company’s President and Chief Operating Officer; and

B.	The Company and Mr. Kirsch both desire that the terms and conditions of Mr. Kirsch’s employment with the Company be as set forth in this Agreement.

Agreement

For good and valuable consideration, and intending to be legally bound, the Company and Mr. Kirsch hereby agree as follows

1.	Employment. The Company hereby employs Mr. Kirsch as its President and Chief Operating Officer. Mr. Kirsch hereby accepts such employment. The term of Mr. Kirsch’s employment (the “Term”) will be as provided in paragraph 5 below. Mr. Kirsch will report to the Company’s Chief Executive Officer.

2.	Duties. During the Term, Mr. Kirsch will have the duties, responsibilities, and authorities of an executive serving the position of President and Chief Operating Officer, subject in all cases to the power of the Company’s Board of Directors or Chief Executive Officer to expand or limit such duties, responsibilities, and authorities, either generally or in specific instances.

3.	Mr. Kirsch’s Efforts. During the Term, Mr. Kirsch will devote his best efforts and his full business time and attention to the business and affairs of the Company, its subsidiaries and affiliates. Mr. Kirsch will perform his duties and responsibilities to the best of his ability in a diligent, trustworthy, businesslike and efficient manner. And, Mr. Kirsch will at all times abide by and observe faithfully Ferro’s Legal and Ethical Policies.

4. Compensation and Benefits.

A.	Salary. Mr. Kirsch’s initial salary will be at the rate of $500,000 per year (“Base Salary”). The Company will pay Mr. Kirsch’s Base Salary in installments based on the Company’s practices as may be in effect from time to time. The Governance, Nomination & Compensation Committee of the Board will review Mr. Kirsch’s Base Salary annually and may, in its sole discretion, increase it. If so increased, such increased salary shall thereafter be the Base Salary for purposes of this Agreement.

B.	Annual Bonus. During the Term, Mr. Kirsch will be eligible for an annual bonus as provided in the Company’s annual incentive compensation plan, based on the achievement of specified performance goals, as determined by the Governance, Nomination & Compensation Committee of the Board. For fiscal year 2005, Mr. Kirsch will be eligible for an annual bonus of up to 60% of his Base Salary. Payment of the annual bonus pursuant to this paragraph 4.B for fiscal year 2004 will be prorated based on the amount of time Mr. Kirsch actually worked during the year. Notwithstanding anything to the contrary contained in this paragraph 4.B, Mr. Kirsch will be entitled to a minimum bonus of 50% of his prorated Base Salary for fiscal year 2004 and 50% of his full-year Base Salary for fiscal year 2005.

C.	Other Incentive Plans. During the Term, Mr. Kirsch will be eligible for awards under the Company’s 2003 Long-Term Incentive Compensation Plan, including awards of stock options and performance shares, as and to the extent determined by the Governance, Nomination & Compensation Committee of the Board.

D.	Benefits. During the Term, Mr. Kirsch will be entitled to participate in those benefit plans for which substantially all members of the senior management of the Company are from time to time generally eligible, as determined from time to time by the Governance, Nomination & Compensation Committee of the Board. Such package will include -

(1)	the Company’s dental plan, life insurance plan, health plan, and disability plan in which senior management of the Company are currently eligible to participate, and

(2) the Company’s supplemental defined contribution plan.

The Company reserves the right to make modifications in any of the plans described in 4.D(1) above so long as such modifications are generally applicable to all salaried employees of the Company and do not discriminate against highly-paid employees of the Company.

Notwithstanding the foregoing, however, Mr. Kirsch’s rights to payments on termination of his employment will be governed exclusively by paragraph 6 below and the Change in Control Agreement (the “Change in Control Agreement”) dated as of the date of this Agreement between Mr. Kirsch and the Company.

5. Term.

A.	Initial Term. The Term will begin on October 18, 2004, and, unless earlier terminated as provided below, will end on December 31, 2007.

B.	Renewal Terms. On December 31, 2007, and on each anniversary of December 31 thereafter, the Term will be extended for an additional period of one year, unless the Term has ended pursuant to paragraph 5.C below or the Company has given Mr. Kirsch written notice on or before September 30 of a given year that it elects to terminate this Agreement as of the following December 31.

C.	Earlier Termination. Notwithstanding the provisions of 5.A and 5.B above, the Term will end early upon the first to occur of any of the following events:

(1) Mr. Kirsch’s death,

(2)	the Company’s termination of Mr. Kirsch’s employment on account of Disability (as defined in paragraph 7.B below),

(3) a Termination for Cause (as defined in paragraph 7.C below),

(4)	a Termination Without Cause (as defined in paragraph 7.D below), or

(5) a Voluntary Termination (as defined in paragraph 7.E below).

6. Post-Term Payments.

A.	Severance Payments and Benefits. If the Term ends early pursuant to paragraph 5.C on account of a Termination Without Cause, Mr. Kirsch will be entitled to the following:

(1) A lump sum payment equal to two times –

(A) Mr. Kirsch’s then-current Base Salary, and

(B)	Mr. Kirsch’s targeted annual bonus for the year in which termination occurs.

(2)	Continued participation in the Company’s group health plans (on the same basis as active employees) until the earlier of –

(A)	the date Mr. Kirsch becomes eligible to receive comparable coverage under another employer’s or any other health plans, or

(B)	twenty-four (24) months after Mr. Kirsch’s employment terminated.

(3)	Outplacement services by a firm mutually agreed upon by the Company and Mr. Kirsch, at the expense of the Company as determined by the Company.

(4)	All legal fees incurred as a result of Mr. Kirsch’s termination of employment (including any fees incurred in seeking to enforce any right or benefit provided by this Agreement, or in interpreting this Agreement).

Notwithstanding the provisions of this paragraph 6.A, the Company’s payment and benefit continuation obligations under paragraph 6.A will cease –

(1)	If Mr. Kirsch breaches any of his agreements contained in the Company’s standard employee Confidentiality Agreement that Mr. Kirsch and the Company will execute on Mr. Kirsch’s first day of employment; or

(2)	If Mr. Kirsch declines to sign and return, or revokes, a Release Agreement containing the Company’s standard noncompetition, nonsolicitation, nondisparagement and confidentiality provisions the Company ordinarily requires of executives who receive additional benefits or payments on termination of employment.

Mr. Kirsch’s rights under any other employee benefit plans on Termination Without Cause will be determined by the terms of such plans.

B.	Other Terminations. If the Term ends for any reason other than Termination Without Cause, then Mr. Kirsch will cease to have any rights to further salary, bonus, or other benefits but will be entitled to –

(1)	any Base Salary which has then accrued but remains unpaid and any unexpired vacation days which have accrued under the Company’s vacation policy but remain unused, as of the end of the Term,

(2)	any plan benefits which by their terms extend beyond termination of Mr. Kirsch’s employment (but only to the extent provided in any such benefit plan in which Mr. Kirsch has participated as an employee of the Company, and

(3)	any benefits to which Mr. Kirsch is entitled under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”).

C.	Change of Control Agreement. Notwithstanding the provisions of paragraphs 6.A. and 6.B above, if Mr. Kirsch’s employment is terminated under the Change of Control Agreement, then the terms of the Change of Control Agreement, and not this Agreement, will govern.

7.	Definitions. For purposes of this Agreement, the following terms have the meanings set forth below where such terms are used in this Agreement and identified with initial capital letters:

A.	Cause. The term “Cause” means that, in the reasonable judgment of the Board, prior to the termination of the Term, any of the following events have occurred:

(1)	the willful and continued failure by Mr. Kirsch to substantially perform his duties with the Company after written notification by the Company,

(2)	the willful engagement by Mr. Kirsch in conduct which is demonstrably injurious to the Company, financially or otherwise,

(3)	action or inaction by Mr. Kirsch that is a breach of fiduciary duty, gross negligence or willful misconduct with respect to the Company or any of its subsidiaries or the engagement by Mr. Kirsch in egregious misconduct involving moral turpitude, or

(4)	Mr. Kirsch’s material breach of any provision of this Agreement or his Confidentiality Agreement.

For purposes of this Agreement, no act, or failure to act, on Mr. Kirsch’s part shall be deemed “willful” unless done, or omitted to be done, by Mr. Kirsch not in good faith and without reasonable belief that such action was in the best interest of the Company.

B.	Disability. The term “Disability” means Mr. Kirsch’s having become unable (as determined by the Board in good faith) to perform regularly Mr. Kirsch’s duties under this Agreement by reason of illness or incapacity.

C.	Termination for Cause. The term “Termination for Cause” means the Company’s termination of Mr. Kirsch’s employment for Cause.

D.	Termination Without Cause. The term “Termination Without Cause” means the Company’s termination of Mr. Kirsch’s employment other than a Termination for Cause.

E.	Voluntary Termination. The term “Voluntary Termination” means Mr. Kirsch’s termination of Mr. Kirsch’s employment for any reason.

8.	Withholding of Taxes. All payments under this Agreement will be subject to withholding, deductions and contributions as required by law.

9.	Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by Mr. Kirsch, the Company, and their respective heirs, executors, personal representatives, successors and assigns, but neither party may assign any rights or delegate any obligations under this Agreement without the prior written consent of the other party. Mr. Kirsch hereby consents to the assignment by the Company of all of its rights and obligations under this Agreement to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company’s assets, provided such transferee or successor assumes the liabilities of the Company under this Agreement.

10.	Choice of Law. This Agreement shall be governed by the internal substantive laws, of the State of Ohio.

11.	Complete Agreement. This Agreement (together with the Change in Control Agreement and the Confidentiality Agreement mentioned above) embodies the complete agreement and understanding between the parties with respect to the subject matter of this Agreement and supersedes any and all prior understandings, agreements or representations by or between the parties, whether written or oral, that may be related to the subject matter of this Agreement in any way.

To evidence their agreement and intention to be bound legally by this document, Ferro Corporation and Mr. James F. Kirsch have signed and dated this Employment Agreement as of the 18th day of October, 2004.

Mr. James F. Kirsch	Ferro Corporation
/s/ James F. Kirsch	By: /s/ Hector R. Ortino

Hector R. Ortino Chairman and Chief Executive Officer

CHANGE IN CONTROL AGREEMENT

THIS AGREEMENT, dated as of October 18, 2004 (the “Effective Date”), is made by and between Ferro Corporation, an Ohio corporation (the “Company”), and Mr. James F. Kirsch (the “Executive”).

WHEREAS, the Company considers it essential to the best interests of its shareholders to foster the continued employment of key management personnel; and

WHEREAS, the Board recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders; and

WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows.

1. Defined Terms. The definitions of certain capitalized terms used in this Agreement are provided in the last Section hereof.

2. Term of Agreement. The Term of this Agreement shall commence on the Effective Date and shall continue in effect through December 31, 2004; provided, however, that commencing on January 1, 2005, and each January 1 thereafter, the Term shall automatically be extended for one additional year unless, not later than September 30 of the preceding year, the Company or the Executive shall have given notice not to extend the Term; and further provided, however, that if a Change in Control shall have occurred during the Term, the Term shall expire no earlier than the last day of the twenty-fourth (24th) month following the month in which such Change in Control occurred. Notwithstanding any other provision hereof, (a) except as provided in Section 6.1 hereof, the Term shall expire upon any termination of the Executive’s employment prior to a Change in Control and (b) the Term shall expire (and for purposes of the application of the provisions of the Agreement, shall be deemed to have expired) on the date of the Executive’s Retirement. Except as provided in Section 7A.1, the expiration of the Term shall have no effect on the terms of the restrictive covenants set forth in Section 7A.

3. Company’s Covenants Summarized. In order to induce the Executive to remain in the employ of the Company and in consideration of the Executive’s covenants set forth in Section 4 hereof, the Company agrees, under the conditions described herein, to pay the Executive the Severance Payments and the other payments and benefits described herein. No Severance Payments shall be payable under this Agreement unless there shall have been (or, under the terms of the second sentence of Section 6.1 hereof, there shall be deemed to have been) a termination of the Executive’s employment with the Company following a Change in Control and during the Term. This Agreement shall not be construed as creating an express or implied contract of employment and nothing contained in this Agreement shall prevent the Company at any time from terminating the Executive’s right and obligation to perform service for the Company or prevent the Company from removing the Executive from any position which the Executive holds in the Company, subject to the obligation of the Company to make payments and provide benefits if and to the extent required under this Agreement, which payments and benefits shall be full and complete liquidated damages for any such action taken by the Company. The Executive specifically acknowledges that his employment by the Company is employment-at-will, subject to termination by the Executive, or by the Company, at any time with or without Cause. The Executive acknowledges that such employment-at-will status cannot be modified except in a specific writing that has been authorized or ratified by the Board.

4. Certain Executive Covenants. The Executive agrees that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control during the Term, the Executive intends to remain in the employ of the Company until there occurs a Change in Control.

5. Compensation Other Than Severance Payments.

5.1 Following a Change in Control and during the Term, during any period that the Executive fails to perform the Executive’s full-time duties with the Company as a result of incapacity due to physical or mental illness, the Company shall pay the Executive’s full salary to the Executive at the rate in effect at the commencement of any such period, together with all compensation and benefits payable to the Executive under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period, until the Executive’s employment is terminated by the Company for Disability.

5.2 If the Executive’s employment shall be terminated for any reason following a Change in Control and during the Term, the Company shall pay the Executive’s full salary to the Executive through the Date of Termination at the rate in effect immediately prior to the Date of Termination (without giving effect to any reduction in base salary, which reduction constitutes an event of Good Reason) or, if higher, the highest base salary rate in effect with respect to the Executive at any time during the calendar year immediately preceding the Change in Control, together with all compensation and benefits payable to the Executive through the Date of Termination under the terms of the applicable compensation and benefit plans, programs or arrangements of the Company or any Affiliate thereof as in effect immediately prior to the Date of Termination (without giving effect to any reduction in compensation or benefits, which reduction constitutes an event of Good Reason) or, if more favorable to the Executive, as in effect immediately prior to the Change in Control.

5.3 If the Executive’s employment shall be terminated for any reason following a Change in Control and during the Term, the Company shall pay to the Executive the Executive’s normal post-termination compensation and benefits as such payments become due. Such post-termination compensation and benefits shall be determined under, and paid in accordance with, the applicable retirement, insurance and other compensation or benefit plans, programs and arrangements of the Company or any Affiliate thereof as in effect immediately prior to the Date of Termination (without giving effect to any adverse change in such plans, programs and arrangements, which adverse change constitutes an event of Good Reason) or, if more favorable to the Executive, as in effect immediately prior to the Change in Control.

5.4 In the event a Change in Control of the Company occurs during the Term, whether or not the Executive’s employment thereafter terminates, the Company shall pay to the Executive, within five days thereafter, an amount in cash, with respect to each grant of Performance Shares (as defined in the Company’s Amended and Restated 1997 Performance Share Plan, as amended (the “Performance Share Plan”) previously awarded to the Executive under the Performance Share Plan (or any predecessor thereto) in respect of a Performance Period (as defined in the Performance Share Plan) which had not expired immediately prior to such Change in Control (Performance Shares awarded in respect of any such Performance Period being referred to as “Outstanding Performance Shares”), which amount shall be equal to the excess (but not less than zero) of (a) over (b), where (a) equals the product of (1) the number of Outstanding Performance Shares awarded to the Executive in respect of the applicable Performance Period, (2) the “fair market value of the Common Stock” (as defined in the Performance Share Plan) and (3) a fraction (not to exceed one) the numerator of which is the sum of (x) the number of days which had elapsed in the applicable Performance Period as of the date of such Change in Control plus (y) 730, and the denominator of which is the number of days in such applicable Performance Period, and where (b) equals the value payable to the Executive under the Performance Share Plan (or any predecessor thereto) in respect of such Outstanding Performance Shares in connection with such Change in Control. Notwithstanding the preceding sentence, to the extent that implementation of such sentence would preclude a Change in Control transaction intended to qualify for “pooling of interests” accounting treatment from so qualifying, the cash value otherwise payable to the Executive under this Section 5.4 shall be payable in shares of stock of the Company or the corporation resulting from such transaction so as not to preclude such transaction from so qualifying. Such shares shall have an initial value equal to the cash amount otherwise payable to the Executive hereunder. For purposes of this Section 5.4, in the event Executive’s employment terminate under circumstances described in the second sentence of Section 6.1, the determination of the number of Outstanding Performance Shares which had not expired immediately prior to the Change in Control shall, instead, be determined as of the date which is immediately prior to the date of occurrence of the Potential Change in Control. The provisions of this Section 5.4 shall not affect in any manner the determination of amounts payable to the Executive under the Performance Share Plan (or any predecessor thereto).

6. Severance Payments

6.1 If (i) the Executive’s employment is terminated following a Change in Control and during the Term, other than (A) by the Company for Cause, (B) by reason of death, Disability or Retirement, or (C) by the Executive without Good Reason, then the Company shall pay the Executive the amounts, and provide the Executive the benefits, described in this Section 6.1 (“Severance Payments”) and Section 6.4, in addition to any payments and benefits to which the Executive is entitled under Section 5 hereof. For purposes of this Agreement, the Executive’s employment shall be deemed to have been terminated following a Change in Control by the Company without Cause or by the Executive with Good Reason, if, during the Term, (i) the Executive’s employment is terminated by the Company without Cause after the occurrence of a Potential Change in Control and prior to a Change in Control (whether or not a Change in Control ever occurs) and such termination was at the request or direction of a Person who has entered into an agreement with the Company the consummation of which would constitute a Change in Control or (ii) the Executive terminates his employment for Good Reason after the occurrence of a Potential Change in Control and prior to a Change in Control (whether or not a Change in Control ever occurs) and the circumstance or event which constitutes Good Reason occurs at the request or direction of such Person.

(1) In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination and in lieu of any severance benefit otherwise payable to the Executive, the Company shall pay to the Executive a lump sum severance payment, in cash, equal to two (or, if less, the number of full and partial years between the Date of Termination and the Executive’s scheduled date of Retirement) times the sum of (i) the Executive’s base salary as in effect immediately prior to the Date of Termination (without giving effect to any reduction in base salary, which reduction constitutes an event of Good Reason) or, if higher, the highest base salary rate in effect with respect to the Executive at any time during the calendar year immediately preceding the Change in Control (the applicable amount being referred to herein as the “Base Salary”), and (ii) the Executive’s target annual incentive compensation amount under the Company’s Annual Incentive Compensation Plan or any successor thereto (the “Incentive Compensation Plan”) for the fiscal year in which occurs the Date of Termination (without giving effect to any reduction in targeted annual incentive compensation caused by an adverse change in the Executive’s Incentive Compensation Plan participation, which adverse change constitutes an event of Good Reason) or, if higher, for the fiscal year in which occurs the Change in Control. For this purpose, the targeted annual incentive compensation amount shall be deemed to be sixty percent (60%) of Base Salary, or such greater percentage thereof as may be applicable to the Executive at targeted levels, under the Incentive Compensation Plan.

(2) For the twenty-four (24) month period immediately following the Date of Termination (or, if less, the number of months between the Date of Termination and the Executive’s scheduled date of Retirement) (the “Continuation Period”), the Company shall arrange to provide the Executive (and, if applicable, his dependents) with benefits substantially similar to those provided to the Executive (and, if applicable, his dependents) under the Benefit Plans immediately prior to the Date of Termination (without giving effect to any reduction in benefits, which reduction constitutes an event of Good Reason) or, if more favorable to the Executive, those provided to the Executive (and, if applicable, his dependents) under the Benefit Plans immediately prior to the Change in Control, at no greater cost to the Executive than the cost to the Executive immediately prior to such date. For purposes of determining Executive’s rights under any such Benefit Plans applicable to retired employees, the Executive shall be treated as having remained in employment through the Continuation Period.

(3) The Company shall pay to the Executive a lump sum amount, in cash, equal to the pro rata portion of the Executive’s annual incentive compensation for the calendar year in which the Date of Termination occurs, such amount to be determined by multiplying the Executive’s annual incentive compensation amount (determined pursuant to Section 6.1(1)(ii) above) by a fraction, the numerator of which is the number of days in such calendar year which had elapsed as of the Date of Termination and the denominator of which is 365; provided, however, that this Section 6.1(3) shall have effect only if the Date of Termination occurs in a calendar year following the calendar year in which occurs a Change in Control.

(4) In addition to the retirement benefits to which the Executive is entitled under the Pension Plans or any successor plans thereto, the Company shall pay the Executive a lump sum amount, in cash, equal to the present value as of the Date of Termination (calculated at a discount rate equal to the discount rate used at the Date of Termination (or, if more favorable to the Executive, immediately prior to the Change in Control) for computing the present value of commuted payments under the Qualified Plan) of (a) the lump sum value (determined as of the Executive’s Normal Retirement Age, using the same methods and assumptions used at the Date of Termination (or, if more favorable to the Executive, immediately prior to the Change in Control) for purposes of the Qualified Plan) of the retirement pension to which the Executive would have been entitled under the terms of the Pension Plans (as in effect on the Date of Termination) as if the Executive’s employment had continued through the Continuation Period at Base Salary and incentive compensation levels equal to those set forth in Section 6.1(1) above (and including any other compensation, if any, which is to be considered under the formulas applicable to such plans), assuming commencement of payment of the Executive’s pension at Normal Retirement Age, reduced by (b) the lump sum value (determined as of the Executive’s Normal Retirement Age using the methods and assumptions hereinabove specified) of the retirement pension, if any, to which the Executive will be entitled under the terms of the Pension Plans (as in effect on the Date of Termination), based upon termination of the Executive’s employment as of the Date of Termination and assuming commencement of payment of the Executive’s pension benefits at Executive’s Normal Retirement Age. The lump sum value to be calculated under clause (a) of the immediately preceding sentence shall be determined (y) under the assumption that the Executive is fully vested in his retirement pension under each Pension Plan and (z) without regard to any termination of or amendments to any of such plans, which termination or amendments are adopted on or after the date of a Change in Control, to the extent any such termination or amendments adversely affect in any manner the computation of benefits thereunder or are otherwise adverse to the Executive.

(5) The Company shall provide the Executive, at the Company’s sole cost and expense, with the services of an outplacement firm mutually agreed upon between the Company and the Executive and suitable to the Executive’s position until the first acceptance by the Executive of an offer of employment.

(6) The Company shall continue to maintain officers’ indemnification insurance for the Executive for a period of not less than four (4) years following the Date of Termination, the terms and conditions of which shall be no less favorable than the terms and conditions of the officers’ indemnification insurance maintained by the Company for the Executive immediately prior to the date on which the Change in Control occurs.

6.2 If the Executive’s employment is terminated following a Change in Control and during the Term by reason of Disability, the Company shall pay to the Executive, in addition to any payments and benefits to which the Executive is entitled under Section 5 hereof, (A) a cash lump sum, the amount of which shall be determined under Section 6.1(3) hereof, (B) for the twenty-four month period immediately following the Date of Termination, on a monthly basis, an aggregate amount in cash equal to the excess (but not less than zero) of (i) one twenty-fourth (1/24) of the aggregate amount determined under Section 6.1(1) hereof over (ii) the aggregate amount received by the Executive during such month under the Company’s long-term disability plans and (C) the continuation of benefits under the Benefit Plans for the Executive (and, if applicable, his dependents), as determined under Section 6.1(2) hereof.

6.3 If the Executive’s employment is terminated following a Change in Control and during the Term by reason of his death, the Company shall pay to the Executive’s legal representatives or estate, or as may be directed by the legal representatives of his estate, as the case may be, in addition to any payments and benefits to which the Executive is entitled under Section 5 hereof, a cash lump sum equal to the amounts determined under Sections 6.1(1) and (3) above.

6.4 Whether or not the Executive becomes entitled to the Severance Payments, if any payment or benefit received or to be received by the Executive in connection with a Change in Control or the termination of the Executive’s employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person) (all such payments and benefits, including the Severance Payments, being hereinafter called “Total Payments”) will be subject (in whole or part) to the Excise Tax, then the Company shall pay to the Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the Date of Termination (or if there is no Date of Termination, then the date on which the Gross-up Payment is calculated for purposes of this Section 6.4), net of the maximum reduction in federal income tax which could be obtained from deduction of such state and local taxes.

(1) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as “parachute payments” within the meaning of section 280G(b)(2) of the Code, unless in the opinion of a nationally recognized legal or accounting firm selected by the Executive (“Tax Counsel”), such other payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code, (ii) all “excess parachute payments” within the meaning of section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the Base Amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the accounting firm which was, immediately prior to the Change in Control, the Company’s independent auditor (the “Auditor”) in accordance with the principles of sections 280G(d)(3) and (4) of the Code. The Executive agrees to direct Tax Counsel to submit its determination and detailed supporting calculations to both the Executive and the Company as promptly as practicable. If Tax Counsel determines that any Excise Tax is payable by the Executive and that a Gross-Up Payment is required, the Company shall pay the Executive the required Gross-Up Payment within five (5) business days after receipt of such determination and calculations. If Tax Counsel determines that no Excise Tax is payable by the Executive, it shall, at the same time as it makes such determination, furnish the Executive with an opinion that the Executive has substantial authority not to report any Excise Tax on the Executive’s federal income tax return. Any determination by Tax Counsel as to the amount of the Gross-Up Payment shall be binding upon the Executive and the Company.

(2) As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) at the time of the initial determination by Tax Counsel hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an “Underpayment”). In the event that the Company exhausts its remedies pursuant to paragraph (5) below and the Executive thereafter is required to make a payment of any Excise Tax, the Executive may direct Tax Counsel to determine the amount of the Underpayment (if any) that has occurred and to submit its determination and detailed supporting calculations to both the Executive and the Company as promptly as possible. Any such Underpayment (plus any interest and penalties attributable thereto) shall be paid by the Company to the Executive, or for the Executive’s benefit, within five (5) business days after receipt of such determination and calculations. In the event that (i) amounts are paid to the Executive pursuant to subsection (A) of this Section 6.4 and (ii) the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Executive shall repay to the Company, within five (5) business days following the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Executive), to the extent that such repayment results in a dollar-for-dollar reduction in the Executive’s taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(B) of the Code.

(3) The Executive and the Company shall each provide Tax Counsel access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by Tax Counsel, and otherwise cooperate with Tax Counsel in connection with the preparation and issuance of the determination contemplated by paragraphs (1) and (2) above.

(4) The fees and expense of Tax Counsel for its services in connection with the determinations and calculations contemplated by this Section 6.4 shall be borne by the Company. If such fees and expenses are initially paid by the Executive, the Company shall reimburse the Executive the full amount of such fees and expenses within ten business days after receipt from the Executive of a statement therefor and reasonable evidence of the Executive’s payment thereof.

(5) The Executive agrees to notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as promptly as practicable but no later than ten (10) business days after the Executive actually receives notice of such claim. The Executive agrees to further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Executive). The Executive agrees not to pay such claim prior to the earlier of (a) the expiration of the 30-calendar-day period following the date on which the Executive gives such notice to the Company and (b) the date that any payment with respect to such claim is due. If the Company notifies the Executive in writing at least five business days prior to the expiration of such period that it desires to contest such claim, the Executive agrees to:

(a) provide the Company with any written records or documents in the Executive’s possession relating to such claim reasonably requested by the Company;

(b) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

(c) cooperate with the Company in good faith in order effectively to contest such claim; and

(d) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, from and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this paragraph (5), the Company shall control all proceedings taken in connection with the contest of any claim contemplated by this paragraph (5) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that the Executive may participate therein at the Executive’s own cost and expense) and may, at its option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay the tax claimed and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the Executive’s taxable year with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of any such contested claim shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(6) If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph (5) above, the Executive receives any refund with respect to such claim, the Executive agrees (subject to the Company’s complying with the requirements of paragraph (5) above) to promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the Executive’s receipt of an amount advanced by the Company pursuant to paragraph (5) above, a determination is made that the Executive is not entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid pursuant to this Section 6.4.

6.5 The payments provided in subsections (1), (3) and (4) of Section 6.1 hereof shall be made not later than the fifth day following the Date of Termination.

6.6 The Company also shall pay to the Executive all legal fees and expenses incurred by the Executive in disputing in good faith any issue hereunder relating to the termination of the Executive’s employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or, except as otherwise provided in Section 6.4 hereof, in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder. Such payments shall be made within five (5) business days after delivery of the Executive’s written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

7. Security. To secure payment of the benefits provided for in this Agreement, within five days following the occurrence of a Potential Change in Control, the Company agrees to establish an irrevocable escrow account (the “Escrow Account”) at National City Bank (the “Escrow Agent”), Cleveland, Ohio, or, in the event that National City Bank shall resign, any other financial institution satisfactory to the Company and the Executive (or the Executive’s executor or other personal representative) or appointed by a court of competent jurisdiction and to keep on deposit in the Escrow Account such amount, if any, as shall at all times be at least equal to the required security hereinafter provided for. The maximum amount of required security to be kept on deposit at any time shall be (A) an amount equal to twelve (12) times the Executive’s base salary in effect from time to time (the “Maximum Amount”) or (B) if there has been determination with the Executive’s written consent or by a final arbitral award rendered in accordance with this Agreement that a specific lesser amount fully secures the Company’s obligations under this Agreement, then such specific lesser amount or, in the case that the Company has fully performed its obligations under this Agreement, nothing. Subject to the provisions hereof, the Maximum Amount of required security shall be kept on deposit at all times after (i) the expiration of five days following the occurrence of a Potential Change in Control or (ii) a Change in Control, whichever occurs earlier.

Until the Maximum Amount of required security is required to be kept on deposit, the Company shall not be obliged to maintain any amount on deposit in the Escrow Account; provided, however, that if a Potential Change in Control shall occur prior to a Change in Control and if a Change in Control does not occur within twelve months after the most recent occurrence of a Potential Change in Control, the Escrow Agent shall be entitled, upon receipt of a written request by the Company, to return to the Company any amounts delivered to the Escrow Agent pursuant to this Section 7 (or reduce the amount of any letter of credit). Except as provided in the immediately preceding sentence and in the penultimate paragraph of this Section 7, amounts deposited in the Escrow Account shall be paid out by the Escrow Agent only to the Executive, in such amounts as the Executive shall certify to the Escrow Agent as amounts that the Company is in default in paying the Executive under this Agreement, or to the Company, to the extent that the amount on deposit exceeds the Maximum Amount of required security as specified in joint written instructions from the Executive and the Company to the Escrow Agent or in a final arbitral award rendered in accordance with this Agreement. Prior to the occurrence of a Change in Control, unless the Executive becomes entitled to receive severance payments and benefits in accordance with the terms of the second sentence of Section 6.1 hereof, the Executive shall have no right to receive, and shall have no right to have any access to, any portion of the assets held in the Escrow Account.

The Company shall have the right, at any time and from time to time, to instruct the Escrow Agent to invest all or any part of the funds in the Escrow Account in time deposits or certificates of deposit with, or repurchase or other obligations of, National City Bank, in its individual corporate capacity, or any of its domestic or foreign branches, or any other “bank” (as determined by the Company), or obligations issued or guaranteed by the United States or any of its agencies or instrumentalities, provided that no such investment shall be for a period in excess of ninety (90) days. The Escrow Agent shall have no liability whatsoever for following the instructions of the Company regarding any such investment, or for any loss in value of the Escrow Account as a consequence of any such investment or the liquidation thereof.

The Company may meet its obligation to keep amounts on deposit in the Escrow Account through (a) deposits of assets; (b) one or more letters of credit deposited in escrow; or (c) any combination of the foregoing. The Company shall have the right, at any time and from time to time, to substitute one form of permitted deposit in the Escrow Account for another form of permitted deposit in the Escrow Account.

Intending that the Escrow Agent and its successors and assigns shall have the right to rely hereon, the Executive consents to the agreement pertaining to the Escrow Account to be maintained pursuant to this Section 7 (the “Escrow Agreement”) substantially in the form attached hereto as Exhibit A, and consents to the amendment and restatement, pursuant to the Escrow Agreement, of all prior escrow agreements which have been made between the Company and National City Bank (in any capacity) and of which the Executive is a beneficiary. The Executive further consents to amendments, modifications, restatements and clarifications of the Escrow Agreement from time to time, so long as, after giving effect to each such amendment, modification, restatement or clarification, the then aggregate amount (whether in the form of cash, investments which the Company has instructed the Escrow Agent to make as hereinbefore provided (the amount of which shall be determined, in each case, at the time of the investment), amounts available to be drawn by the Escrow Agent under one or more letters of credit, or any combination of the foregoing) credited to the Escrow Account by the Escrow Agent would not be less than the required security provided for in this Section 7. The Escrow Agent and its successors and assigns shall have the right to rely upon such consent of the Executive.

7A. Restrictive Covenants of Executive.

7A.1 Restrictions on Competition. Whether or not a Change in Control shall have occurred, the Executive shall be subject to the restrictive covenants set forth in this Section 7A.1; provided, however, that such restrictions shall cease to apply and shall be of no further force and effect from and after any termination of Executive’s employment for which he is entitled to receive Severance Payments under Section 6.1 hereof.

(a) The Executive shall not, at any time during the Restricted Period (as defined below), accept employment with, own an interest in, form a partnership or joint venture with, consult with or otherwise assist any person or enterprise that manufactures or sells products (“Competitive Products”) similar to, or competitive with, the products manufactured or sold by the Company on the Date of Termination.

(b) The “Restricted Period” means:

(i) Twenty-four (24) months after the Date of Termination; and

(ii) An additional twelve (12) months thereafter (the “Additional Period”) if:

(1) the Company has not terminated the Executive’s employment because of Disability;

(2) the Company elects to impose the Additional Period by providing to the Executive written notice of such election not later than two (2) months after the termination of the Executive’s employment; and

(3) the Company pays the Executive, in twelve (12) monthly installments during the Additional Period, an aggregate amount equal to the Executive’s Base Salary for the calendar year in which the Executive’s employment terminated; and

(4) in addition to the time period(s) set forth in (i) and, if applicable, (ii) above, the remaining period of time, if any, until the Executive is 60 years old if:

(A) this Agreement has terminated by reason of the Executive’s retirement before the Normal Retirement Age;

(B) the Executive is an officer of the Company; and

(C) the Executive has elected to receive his or her early retirement benefit on the basis of the increased “Post-1995 Factors” set forth in Section 4 of the Company’s Excess Benefits Plan, as such provision may be amended from time to time.

(c) Section 7A.1(a) above will not apply if the relevant person or enterprise acquires a business or product line that manufactures or sells Competitive Products after the commencement of the Executive’s employment or other relationship with such person or enterprise and the Executive does not participate in any way in the business of the Competitive Products for twenty-four months after the termination of the Executive’s employment and, at the request of the Company, the Executive and the relevant person or enterprise certify to the Company in writing that the Executive has and will comply with the restrictions of this Section 7A.1.

7A.2 Non-Disparagement. The Executive agrees that during his employment and at all times thereafter, he will not, unless compelled by a court or governmental agency, make, or cause to be made, any statement, observation or opinion, or communicate any information (whether oral or written) regarding the Company, or its Affiliates, together with their respective directors, partners, officers or employees (such entities, collectively, the “Ferro Related Persons”), which disparages the reputation or business of the Company or the Ferro Related Persons; provided, however, that such restriction shall not apply to statements, observations, opinions or communications made in good faith in the fulfillment of the Executive’s duties with the Company and provided further that such restriction shall cease to apply and shall be of no further force and effect from and after the occurrence of a Change in Control.

7A.3 Nothing in this Section 7A eliminates or affects any right to payments or benefits that the Executive otherwise has under other provisions of this Agreement and nothing in this Section 7A gives the Executive the right to any payment or benefit under other provisions of this Agreement that he does not otherwise have.

8. Termination Procedures and Compensation During Dispute.

8.1 Notice of Termination. After a Change in Control and during the Term, any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 11 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail.

8.2 Date of Termination. “Date of Termination,” with respect to any purported termination of the Executive’s employment after a Change in Control and during the Term, shall mean (i) if the Executive’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive’s duties during such thirty (30) day period), and (ii) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

8.3 Dispute Concerning Termination. If within fifteen (15) days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this Section 8.3), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be extended until the earlier of (i) the date on which the Term ends or (ii) the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided, however, that the Date of Termination shall be extended by a notice of dispute given by the Executive only if such notice is given in good faith and the Executive pursues the resolution of such dispute with reasonable diligence.

8.4 Compensation During Dispute. If a purported termination occurs following a Change in Control and during the Term and the Date of Termination is extended in accordance with Section 8.3 hereof, the Company shall continue to pay the Executive the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, salary) and continue the Executive as a participant in all compensation, benefit and insurance plans in which the Executive was participating when the notice giving rise to the dispute was given, until the Date of Termination, as determined in accordance with Section 8.3 hereof. Amounts paid under this Section 8.4 are in addition to all other amounts due under this Agreement (other than those due under Section 5.2 hereof) and shall not be offset against or reduce any other amounts due under this Agreement.

9. No Mitigation. The Company agrees that, if the Executive’s employment with the Company terminates during the Term, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 6 hereof or Section 8.4 hereof. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

10. Successors; Binding Agreement.

10.1 In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive’s employment for Good Reason after a Change in Control, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

10.2 This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

11. Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to the Executive, to the address inserted below the Executive’s signature on the final page hereof and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company:

Ferro Corporation
1000 Lakeside Avenue
Cleveland, Ohio 44114
Attention: Chief Executive Officer

12. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by either party. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be reduced to the extent necessary so that the Company may satisfy any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed. The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the Term (including, without limitation, those under Section 6 hereof) shall survive such expiration.

13. [Intentionally left blank.]

14. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

15. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

16. Settlement of Disputes; Arbitration.

16.1 Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Cleveland, Ohio, in accordance with the rules of the American Arbitration Association then in effect; provided, however, that all arbitration expenses shall be borne by the Company and the evidentiary standards set forth in this Agreement shall apply. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Notwithstanding any provision of this Agreement to the contrary, the Executive shall be entitled to seek specific performance of the Executive’s right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

16.2 Notwithstanding the provisions of Section 16.1 above, the Company shall be entitled, in addition to any other remedy or remedies available to the Company at law or in equity, to injunctive relief, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining Executive from any violation of threatened violation of the covenants contained in Section 7A hereof.

Moreover, in the event that the Executive breaches Section 7A.2 of this Agreement, the Executive shall pay to the Company an amount in cash equal to fifty percent (50%) of the value of (i) if the Executive is employed by the Company at the time of such violation, the aggregate severance payments and benefits that would have been paid to the Executive had his employment been terminated on the date on which the Executive violated such Section 7A.2 under circumstances entitling the Executive to the severance payments and benefits provided under Section 6.1 hereof, (ii) if, prior to the date on which the Executive violates such Section 7A.2, the Executive’s employment with the Company shall have been terminated under circumstances that do not entitle the Executive to the severance payments and benefits provided under Section 6.1 hereof, the aggregate severance payments and benefits that would have been paid to the Executive had his employment been terminated under circumstances entitling him to severance payments and benefits under Section 6.1 hereof, calculated as of the effective date of his actual termination of employment or (ii) if the Executive’s employment with the Company shall have been terminated prior to the date on which he violates such Section 7A.2 under circumstances entitling him to severance payments and benefits under Section 6.1 hereto, the aggregate severance payments and benefits he is entitled to receive thereunder.

The provisions of this Section 16.2 shall not constitute a waiver by the Company of any rights to damages or other remedies which it may have pursuant to this Agreement or otherwise. Executive further acknowledges and agrees that due to the uniqueness of Executive’s services and confidential nature of the information Executive will possess the covenants set forth herein are reasonable and necessary for the protection of the business and good will of the Companies.

17. Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

(a) “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

(b) “Auditor” shall have the meaning set forth in Section 6.4 hereof.

(c) “Base Amount” shall have the meaning set forth in section 280G(b)(3) of the Code.

(d) “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

(e) “Benefit Plan” shall mean each perquisite, benefit or compensation plan (in addition to the Incentive Compensation Plan), including the Pension Plans, dental plan, life insurance plan, health and accident plan or disability plan of the Company (but excluding the Company’s stock option plan and Performance Share Plan, participation in which shall be at the sole discretion of the Board or any applicable committee thereof).

(f) “Board” shall mean the Board of Directors of the Company.

(g) The Company shall have “Cause” for termination of the Executive’s employment only (i) if such termination shall have been the result of an act or acts by the Executive which have been found in an applicable court to constitute a felony; or (ii) if such termination shall have been the result of an act or acts of dishonesty by the Executive resulting or intended to result directly or indirectly in significant gain or personal enrichment to the Executive at the expense of the Company; or (iii) upon the willful and continued failure by the Executive substantially to perform his duties with the Company (other than any such failure resulting from incapacity due to mental or physical illness) after a demand in writing for substantial performance is delivered by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties, and such failure results in demonstrably material injury to the Company. The Executive’s employment shall in no event be considered to have been terminated by the Company for Cause if such termination took place as the result of (x) bad judgment or negligence, or (b) any act or omission believed in good faith to have been in or not opposed to the interest of the Company. The Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board (after reasonable notice to the Executive and an opportunity for him, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of conduct set forth above in clauses (i), (ii) or (iii) and specifying the particulars thereof in detail. Further, in the event of a dispute concerning the application of this provision, no claim by the Company that Cause exists shall be given effect unless the Company establishes to the Board by clear and convincing evidence that Cause exists.

(h) A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities; or

(ii) during any period of two consecutive years, the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director designated by a person who has entered into an agreement or arrangement with the Company to effect a transaction described in clause (i) or (iii) of this sentence) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding securities which represent immediately after such merger or consolidation more than fifty percent (50%) of the combined voting power of the voting securities of either the Company or the other entity which survives such merger or consolidation or the parent of the entity which survives such merger or consolidation; or

(iv) there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

(i) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(j) “Company” shall mean Ferro Corporation and, except in determining under Section 16(g) hereof whether or not any Change in Control of the Company has occurred, shall include any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(k) “Date of Termination” shall have the meaning set forth in Section 8.2 hereof.

(l) “Disability” shall be deemed the reason for the termination by the Company of the Executive’s employment, if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive’s duties with the Company for a period of six (6) consecutive months, the Company shall have given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive’s duties.

(m) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(n) “Excise Tax” shall mean any excise tax imposed under Section 4999 of the Code.

(o) “Executive” shall mean the individual named in the first paragraph of this Agreement.

(p) “Good Reason” for termination by the Executive of the Executive’s employment shall mean the occurrence (without the Executive’s express written consent) after any Change in Control, or prior to a Change in Control under the circumstances described in the second sentence of Section 6.1 hereof (treating all references in paragraphs (i) through (vii) below to a “Change in Control” as references to a “Potential Change in Control”), of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described in paragraph (i), (v), (vi) or (vii) below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

(i) the assignment to the Executive of any duties inconsistent with the Executive’s status as a senior executive officer of the Company, a change in Executive’s title or a substantial adverse alteration in the nature or status of the Executive’s responsibilities or reporting relationship, in each case from those in effect immediately prior to the Change in Control, or the removal of Executive from or failure to re-elect Executive to positions held by Executive immediately prior to the Change in Control (except in connection with termination of Executive’s employment for Cause, Disability or Retirement or as a result of Executive’s death or voluntary termination without Good Reason);

(ii) a reduction by the Company in the Executive’s annual base salary as in effect immediately prior to the Change in Control or as the same may be increased from time to time;

(iii) the relocation of the Executive’s principal place of employment to a location which increases the Executive’s one-way commuting distance by more than twenty-five (25) miles over his one-way commuting distance immediately prior to the Change in Control, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations immediately prior to the Change in Control;

(iv) the failure by the Company to pay to the Executive any portion of the Executive’s current compensation, or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due;

(v) the failure by the Company to continue in effect any Benefit Plan in which the Executive participates immediately prior to the Change in Control unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such Benefit Plan, or the failure by the Company to continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the Executive’s participation relative to other participants, as existed immediately prior to the Change in Control; provided, however, that the Company may make modifications in such Benefit Plans so long as such modifications (a) are generally applicable to all salaried employees of the Company and any Person in control of the Company and (b) do not discriminate against highly-paid employees of the Company.

(vi) the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled in accordance with the Company’s normal vacation policy in effect immediately prior to the Change in Control (or pursuant to a special vacation agreement or arrangement then in effect with respect to the Executive);

(vii) any purported termination of the Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 8.1 hereof; for purposes of this Agreement, no such purported termination shall be effective; or

(viii) any failure of the Company to obtain assumption of this Agreements, as set forth in Section 9.1 hereof;

provided, however, that a voluntary resignation by the Executive at any time during the ninety-day period commencing on the first anniversary of the Change in Control shall conclusively constitute Good Reason. For purposes of any determination regarding the existence of Good Reason, any claim by the Executive that Good Reason exists shall be presumed to be correct unless the Company establishes to the Board by clear and convincing evidence that Good Reason does not exist. The Executive’s right to terminate the Executive’s employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

(q) “Gross-Up Payment” shall have the meaning set forth in Section 6.4 hereof.

(r) “Normal Retirement Age” shall have the meaning provided for in the Qualified Plan.

(s) “Notice of Termination” shall have the meaning set forth in Section 8.1 hereof.

(t) “Pension Plans” shall mean, collectively, the tax-qualified, supplemental and excess benefit pension plan maintained by the Company and any other plan or agreement entered into between the Executive and the Company which is designed to provide the Executive with supplemental retirement benefits.

(u) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(v) “Potential Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(i) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(ii) the Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

(iii) any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 20% or more of either the then outstanding  shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities;

(iv) any Person commences a solicitation (as defined in Rule 14a-1 of the General Rules and Regulations under the Exchange Act) of proxies or consents which has the purpose of effecting or would (if successful) result in a Change in Control;

(v) a tender or exchange offer for voting securities of the Company, made by a Person, is first published or sent or given (within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act); or

(vi) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

(w) “Qualified Plan” shall mean the Ferro Corporation Retirement Plan (001).

(x) “Retirement” shall mean the termination of the Executive’s employment in accordance with the Company’s mandatory retirement policy as in effect immediately prior to the Change in Control.

(y) “Severance Payments” shall have the meaning set forth in Section 6.1 hereof.

(z) “Tax Counsel” shall have the meaning set forth in Section 6.4 hereof.

(aa) “Term” shall mean the period of time described in Section 2 hereof (including any extension, continuation or termination described therein).

(bb) “Total Payments” shall mean those payments so described in Section 6.4 hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

FERRO CORPORATION

By:	/s/ Hector R. Ortino
Name:	Hector R. Ortino

Title: Chairman and Chief Executive Officer

/s/ James F. Kirsch
Executive: Title:	Mr. James F. Kirsch President and Chief Operating Officer